Exhibit (b)

SECOND AMENDED AND RESTATED BYLAWS
of
BARINGS GLOBAL SHORT DURATION HIGH YIELD FUND

Dated as of July 17, 2026

ARTICLE 1

AGREEMENT AND DECLARATION OF TRUST AND PRINCIPAL OFFICE

1.1.    Principal Office of the Trust. A principal office of the Trust shall be located in Charlotte, North Carolina. The Trust may have other principal offices within or without the Commonwealth of Massachusetts as the Trustees may determine or as they may authorize.

1.2.     Agreement and Declaration of Trust. These Bylaws shall be subject to the Agreement and Declaration of Trust, as amended or restated from time to time (the “Declaration of Trust”), of Barings Global Short Duration High Yield Fund, the Massachusetts business trust established by the Declaration of Trust (the “Trust”). Capitalized terms used in these Bylaws and not otherwise defined herein shall have the meanings given to such terms in the Declaration of Trust.

ARTICLE 2

MEETINGS OF TRUSTEES

2.1.     Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places (or virtually by telephonic or electronic means) and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees. A regular meeting of the Trustees may be held without call or notice immediately after and at the same place as the annual meeting of the Shareholders.

2.2.    Special Meetings. Special meetings of the Trustees may be held at any time and at any place (or virtually by telephonic or electronic means) designated in the call of the meeting when called by the Chairman of the Trustees (if any), the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

2.3.      Notice. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours, or by telegram, telex or telecopy or other electronic transmission method (including e-mail) at least twenty-four hours, before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her, before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4.    Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

ARTICLE 3

OFFICERS AND CHAIRMAN OF THE TRUSTEES

3.1.     Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. Any officer may but need not be a Trustee or a Shareholder. Any two or more offices may be held by the same person.

3.2.    Election. The President, the Treasurer and the Secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at the same meeting at which the President, Treasurer and Secretary are elected, or at any other time. If required by the 1940 Act, the Chief Compliance Officer shall be elected or appointed by a majority of the Trustees, as well as a majority of the Trustees who are not Interested Persons of the Trust (“Independent Trustees”), and otherwise in accordance with Rule 38a-1 (or any successor rule) under the 1940 Act, as such rule may be amended from time to time (“Rule 38a-1”). Vacancies in any office may be filled at any time.

3.3.    Tenure. The Chairman of the Trustees, if one is elected, the President, the Treasurer, the Secretary and the Chief Compliance Officer shall hold office until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed with or without cause or becomes disqualified, provided that, if required by the 1940 Act, any removal of the Chief Compliance Officer shall be in accordance with Rule 38a-1. Each other officer shall hold office and each agent of the Trust shall retain authority at the pleasure of the Trustees.

3.4.    Powers. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

3.5.     Chairman of the Trustees. There shall be an office of the Chairman of the Trustees, which shall serve on behalf of the Trustees, but shall not be an officer of the Trust. The office of the Chairman of the Trustees may be held by more than one person. Any Chairman of the Trustees shall be elected by a majority of the Trustees, as well as a majority of the Independent Trustees if required by the 1940 Act. If required by the 1940 Act, any Chairman of the Trustees shall be an Independent Trustee and may, but need not, be a Shareholder. The powers and the duties of the Chairman of the Trustees shall include any and all such powers and duties relating to the operations of the Trustees as, from time to time, may be conferred upon or assigned to such office by the Trustees or as may be required by law, provided that the Chairman of the Trustees shall have no individual authority to act for the Trust as an officer of the Trust. In carrying out the responsibilities and duties of the office, the Chairman of the Trustees may seek assistance and input from other Trustees or Committees of the Trustees, officers of the Trust and the Trust’s investment adviser(s) and other service providers, as deemed necessary or appropriate. The Trustees, including a majority of the Independent Trustees if required by the 1940 Act, may appoint one or more persons to perform the duties of the Chairman of the Trustees, in the event of his absence at any meeting or in the event of his disability.

3.6.     President; Vice President. The President shall be the chief executive officer. Any Vice President shall have such duties and powers as may be designated from time to time by the Trustees or the President.

3.7.     Treasurer; Assistant Treasurer. The Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser, sub-adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President. Any Assistant Treasurer shall have such duties and powers as may be designated from time to time by the Trustees or the President.

3.8.    Secretary; Assistant Secretary. The Secretary shall record all proceedings of the Shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of the Shareholders or Trustees, an Assistant Secretary, or if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books. Any Assistant Secretary shall have such duties and powers as may be designated from time to time by the Trustees or the President.

3.9.     Chief Compliance Officer. The Chief Compliance Officer shall perform the duties and have the responsibilities of the chief compliance officer of the Trust, including if required by the 1940 Act any such duties and responsibilities imposed by Rule 38a-1, and shall have such other duties and powers as may be designated from time to time by the Trustees.

3.10.   Resignations. Any officer may resign at any time by written instrument signed by him or her and delivered to the Chairman of the Trustees, if any, the President or the Secretary, or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4

COMMITTEES

4.1.     Quorum; Voting. Except as provided below or as otherwise specifically provided in the resolutions constituting a Committee of the Trustees and providing for the conduct of its meetings, a majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

Except as specifically provided in the resolutions constituting a Committee of the Trustees and providing for the conduct of its meetings, Article 2, Section 2.3 of these Bylaws relating to special meetings shall govern the notice requirements for Committee meetings.

ARTICLE 5

REPORTS

5.1.    General. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6

FISCAL YEAR

6.1.    General. Except as from time to time otherwise provided by the Trustees, the initial fiscal year of the Trust shall end on such date as is determined in advance or in arrears by the Treasurer, and the subsequent fiscal years shall end on such date in subsequent years.

ARTICLE 7

SEAL

7.1.     General. The seal of the Trust shall, subject to alteration by the Trustees, consist of a flat-faced die with the word “Massachusetts” together with the name of the Trust and the year of its organization cut or engraved thereon; provided, however, that unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8

EXECUTION OF PAPERS

8.1.    General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Trust shall be executed by the President, any Vice President, the Treasurer or by whomever else shall be designated for that purpose by vote of the Trustees, and need not bear the seal of the Trust.

ARTICLE 9

ISSUANCE OF SHARE CERTIFICATES

9.1.    Share Certificates. Each Shareholder shall be entitled to a certificate stating the number of Shares owned by him or her, in such form as shall be prescribed from time to time by the Trustees. Such certificates shall be signed by the President or any Vice President and by the Treasurer or any Assistant Treasurer. Such signatures may be by facsimile if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issuance.

Notwithstanding the foregoing, in lieu of issuing certificates for Shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such Shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such Shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

9.2.     Loss of Certificates. In case of the alleged loss or destruction or the mutilation of a share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees shall prescribe.

9.3.     Issuance of New Certificates to Pledgee. A pledgee of Shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of pledgor shall be stated thereon, who alone shall be liable as a Shareholder and entitled to vote thereon.

9.4.     Discontinuance of Issuance of Certificates. Notwithstanding anything to the contrary in this Article 9, the Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each Shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Trust.

ARTICLE 10

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

10.1.   Voting Powers. The Shareholders shall have power to vote only (i) for the election or removal of Trustees as provided in Article IV, Sections 1 and 3 of the Declaration of Trust, (ii) with respect to any Manager or sub-adviser as provided in Article IV, Section 8 of the Declaration of Trust to the extent required by the 1940 Act, (iii) with respect to certain transactions and other matters to the extent and as provided in Article V, Sections 2 and 3 of the Declaration of Trust, (iv) with respect to any termination of this Trust to the extent and as provided in Article IX, Section 4 of the Declaration of Trust (for the avoidance of any doubt, Shareholders shall have no separate right to vote with respect to the termination of the Trust or a series or class of Shares if the Trustees (including the Continuing Trustees) exercise their right to terminate the Trust or such series or class pursuant to clauses (ii) or (y) of Article IX, Section 4 of the Declaration of Trust), (v) with respect to any amendment of the Declaration of Trust to the extent and as provided in Article IX, Section 7 of the Declaration of Trust, (vi) to the same extent as the stockholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders, and (vii) with respect to such additional matters relating to the Trust as may be required by law, the Declaration of Trust, these Bylaws or any registration of the Trust with the Securities and Exchange Commission (or any successor agency) or any state, or as the Trustees may consider necessary or desirable. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote, except as otherwise provided in the Declaration of Trust, these Bylaws, or required by applicable law. Except as otherwise provided in the Declaration of Trust or in respect of the terms of a class of preferred shares of beneficial interest of the Trust as reflected in these Bylaws or required by applicable law, all Shares of the Trust then entitled to vote shall be voted in the aggregate as a single class without regard to classes or series of Shares. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them. The placing of a Shareholder’s name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Until Shares of a particular class or series are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, the Declaration of Trust or these Bylaws to be taken by Shareholders as to such class or series.

10.2.  Voting Power and Meetings. Except as provided in the next sentence, regular meetings of the Shareholders for the election of Trustees and the transaction of such other business as may properly come before the meeting shall be held, so long as Shares are listed for trading on a national securities exchange, on at least an annual basis, on such day and at such place (or virtually by telephonic or electronic means) as shall be designated by the Trustees. In the event that such a meeting is not held in any annual period if so required, whether the omission be by oversight or otherwise, a subsequent special meeting may be called by the Trustees and held in lieu of such meeting with the same effect as if held within such annual period. Special meetings of the Shareholders or any or all classes or series of Shares may also be called by the Trustees from time to time for such other purposes as may be prescribed by law, by the Declaration of Trust or by these Bylaws, or for the purpose of taking action upon any other matter deemed by a majority of the Trustees and a majority of the Continuing Trustees to be necessary or desirable. A special meeting of Shareholders may be held at any such time, day and place (or virtually by telephonic or electronic means) as is designated by the Trustees. Written notice of any meeting of Shareholders, stating the date, time, place (if applicable) and purpose of the meeting, shall be given or caused to be given by a majority of the Trustees and a majority of the Continuing Trustees at least seven days before such meeting to each Shareholder entitled to vote thereat by leaving such notice with the Shareholder at his or her residence or usual place of business or by mailing such notice, postage prepaid, to the Shareholder’s address as it appears on the records of the Trust. Such notice may be given by the Secretary or an Assistant Secretary or by any other officer or agent designated for such purpose by the Trustees. Whenever notice of a meeting is required to be given to a Shareholder under the Declaration of Trust or these Bylaws, a written waiver thereof, executed before or after the meeting by such Shareholder or his or her attorney thereunto authorized and filed with the records of the meeting, shall be deemed equivalent to such notice. Notice of a meeting need not be given to any Shareholder who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Shareholder. No ballot shall be required for any election unless required by a Shareholder present or represented at the meeting and entitled to vote in such election. Notwithstanding anything to the contrary in this Section 10.2, no matter shall be properly before any annual or special meeting of Shareholders and no business shall be transacted thereat unless in accordance with Section 10.6 of these Bylaws.

10.3.   Quorum and Required Vote. Thirty percent (30%) of the Shares entitled to vote on a particular matter shall constitute a quorum for the transaction of business at a Shareholders’ meeting; provided that where any provision of law or the Declaration of Trust or these Bylaws permits or requires that holders of any class or series of Shares shall vote as an individual class or series, thirty percent (30%) of Shares of that class or series entitled to vote shall be necessary to constitute a quorum for the transaction of business by that class or series. Any lesser number shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice.

Except when a different vote is required by any provision of law or the Declaration of Trust or these Bylaws, (a) with respect to the election of Trustees, other than a Contested Election (as defined below), a nominee receiving the affirmative vote of a plurality of the Shares voted at any meeting at which a quorum as to the election of Trustees is present shall be elected, (b) with respect to a Contested Election, a nominee receiving the affirmative vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund and entitled to vote with respect to the election of Trustees at any meeting at which a quorum as to the election of Trustees is present shall be elected, and (c) for all other items of business, upon the affirmative vote of a plurality of the Shares voted at any meeting at which a quorum as to such matter is present, such matter shall be approved; provided that where any provision of law or of the Declaration of Trust or these Bylaws permits or requires that the holders of any class or series of Shares shall vote as an individual class or series, then the affirmative vote of a plurality of the Shares voted by Shareholders of that class or series necessary for the transaction of business by that class or series at a Shareholders’ meeting shall decide that matter insofar as that class or series is concerned.

For purposes of the foregoing paragraph, “Contested Election” shall mean any election of Trustees in which the number of persons nominated for election as Trustees in accordance with Section 10.6 of these Bylaws exceeds the number of Trustees to be elected, with the determination that any election of Trustees is a Contested Election to be made by the Secretary or any Assistant Secretary of the Trust prior to such election of Trustees.

In the event of a Contested Election, if one or more nominees are elected who were not Trustees prior to such Contested Election (“Non-Incumbents”), then the Non-Incumbents shall first be deemed to have been elected to fill any vacancies and then, if all vacancies have been filled, to succeed those Trustees who served as Trustees prior to such Contested Election and stood for reelection at such Contested Election and received the fewest affirmative votes, the designation of the specific Non-Incumbents to fill such vacancies and to succeed such Trustees to be made by a majority of the Continuing Trustees by resolution following such Contested Election. If at an annual meeting (the “Current Annual Meeting”) Shareholders will consider the election of a Trustee whose term is set to expire at the time of such Current Annual Meeting and upon the election and qualification of his or her successor (an “Expiring Trustee”), and the Expiring Trustee is not reelected and no successor to such Expiring Trustee is elected and qualified (in either case, because the required vote or quorum is not obtained or for any other reason), then such Expiring Trustee shall continue to serve as a Trustee and remain a member of the relevant class of Trustees, holding office until the annual meeting held in the third succeeding year following the year for which the Current Annual Meeting was called in the initial notice thereof and until the election and qualification of such Expiring Trustee’s successor, if any, or until such Expiring Trustee sooner dies, resigns, retires or is removed.

10.4.   Action by Written Consent. Any action taken by Shareholders may be taken without a meeting if a majority of Shareholders entitled to vote on the matter (or such larger proportion thereof as shall be required by any express provision of law or the Declaration of Trust or these Bylaws) consent to the action in writing and such written consents are filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.

10.5.   Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of Shareholders or the date for the payment of any dividend or of any other distribution, as the record date for determining the Shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only Shareholders of record on such record date shall have the right notwithstanding any transfer of Shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any of such purposes close the register or transfer books for all or any part of such period.

10.6.    Advance Notice of Shareholder Nominees for Trustees and Other Shareholder Proposals.

(a)        As used in this Section 10.6, the term “annual meeting” refers to any annual meeting of Shareholders as well as any special meeting held in lieu of an annual meeting as described in the first two sentences of Section 10.2 of these Bylaws, and the term “special meeting” refers to all meetings of Shareholders other than an annual meeting or a special meeting in lieu of an annual meeting.

(b)       The matters to be considered and brought before any annual or special meeting of Shareholders shall be limited to only such matters, including the nomination and election of Trustees, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 10.6. Only persons who are nominated in accordance with the procedures set forth in this Section 10.6 shall be eligible for election as Trustees, and no proposal to fix the number of Trustees shall be brought before an annual or special meeting of Shareholders or otherwise transacted unless in accordance with the procedures set forth in this Section 10.6, except as may be otherwise provided in these Bylaws with respect to the right of holders of preferred shares of beneficial interest, if any, of the Trust to nominate and elect a specified number of Trustees in certain circumstances.

(c)       For any matter to be properly before any annual meeting, the matter must be (i) specified in the notice of meeting given by or at the direction of a majority of the Trustees and a majority of the Continuing Trustees pursuant to Section 10.2 of these Bylaws, (ii) otherwise brought before the meeting by or at the direction of a majority of the Continuing Trustees (or any duly authorized committee thereof), or (iii) brought before the meeting in the manner specified in this Section 10.6(c) by a Shareholder of record entitled to vote at the meeting or by a Shareholder (a “Beneficial Owner”) that holds Shares entitled to vote at the meeting through a nominee or “street name” holder of record and that can demonstrate to the Trust such indirect ownership and such Beneficial Owner’s entitlement to vote such Shares, provided that the Shareholder was the Shareholder of record or the Beneficial Owner held such Shares at the time the notice provided for in this Section 10.6(c) is delivered to the Secretary.

In addition to any other requirements under applicable law and the Declaration of Trust and these Bylaws, persons nominated by Shareholders for election as Trustees and any other proposals by Shareholders may be properly brought before an annual meeting only pursuant to timely notice (the “Shareholder Notice”) in writing to the Secretary. To be timely, the Shareholder Notice must be delivered to or mailed and received at the principal executive offices of the Trust not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of the date on which the Trust first mailed its proxy materials for the prior year’s annual meeting; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before the first anniversary date of the annual meeting for the preceding year and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such Shareholder Notice must be given in the manner provided herein by the later of the close of business on (i) the date forty-five (45) days prior to such Other Annual Meeting Date or (ii) the tenth (10th) business day following the date such Other Annual Meeting Date is first publicly announced or disclosed.

Any Shareholder desiring to nominate any person or persons (as the case may be) for election as a Trustee or Trustees of the Trust shall deliver, as part of such Shareholder Notice:

(i)           a statement in writing setting forth:

(1)          as to each individual whom the Shareholder proposes to nominate for election or reelection as a Trustee (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a Trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended;

(2)           as to each Shareholder giving the notice, any Proposed Nominee and any Shareholder Associated Person:

(A)      the number of all Shares, if any, which are owned (beneficially or of record) by such Shareholder, Proposed Nominee or Shareholder Associated Person, the date(s) on which such Shares were acquired and the investment intent of such acquisition(s), and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of the Shares) of any such person in the Shares (whether or not such person maintains a “net long” position),

(B)      the nominee holder for, and number of, any Shares owned beneficially but not of record by such Shareholder, Proposed Nominee or Shareholder Associated Person,

(C)    whether and the extent to which such Shareholder, Proposed Nominee or Shareholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last twelve months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, positions, profit interests, options, warrants, stock appreciation or similar rights, any borrowing or lending of securities or any proxy or voting agreement) (i) the value of which is derived in whole or in part from the value of the Shares, (ii) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from changes in the value or price of the Shares, (iii) the effect or intent of which is to mitigate loss or manage risk or benefit from changes in the value or price of the Shares, or (iv) which provides the right to vote or increase or decrease the voting power of such Shareholder, Proposed Nominee or Shareholder Associated Person, with respect to the Shares,

(D)     a description of any agreement, arrangement or understanding (whether written or oral) with respect to the nomination between or among such Shareholder and such beneficial owner, any of their respective Shareholder Associates, and any other person or persons (including their names) in connection with the nomination and any material interest of such person or any Shareholder Associate of such person, in such nomination, including any anticipated benefit therefrom to such person, or any Shareholder Associate of such person,

(E)    whether such Shareholder, Proposed Nominee or Shareholder Associated Person is, or is not, an “interested person” of the Trust, as such term is defined in the Investment Company Act of 1940, as amended, and the rules promulgated thereunder, and information regarding such Shareholder, Proposed Nominee or Shareholder Associated Person that is sufficient, in the discretion of the Board of Trustees or any committee thereof or any authorized officer of the Trust, to make such determination;

(3)          as to each Shareholder giving the notice, any Shareholder Associated Person with an interest or ownership referred to in clause (2) above and any Proposed Nominee:

(A)    the name and address of such Shareholder, as they appear on the Trust’s register of shares, and the current name and business address, if different, of each such Shareholder Associated Person and any Proposed Nominee;

(B)     the investment strategy or objective, if any, of such Shareholder and each such Shareholder Associated Person who is not an individual and a copy of the most recent prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such Shareholder and each such Shareholder Associated Person; and

(C)    a description of all commercial and professional relationships and any other relationship and any transactions between or among such Shareholder and such Shareholder Associated Person, and any other person or persons known to such Shareholder and such beneficial owners or their respective Shareholder Associates to have a material interest in the matter that is the subject of such notice.

(4)        to the extent known by the Shareholder giving the notice, the name and address of any other Shareholder supporting the Proposed Nominee for election or reelection as a Trustee on the date of such Shareholder’s notice;

(5)           a representation that the Shareholder giving notice is a holder of record of Shares of the Trust entitled to vote at the meeting and intends to appear in person or by proxy at the annual meeting of Shareholders to nominate the persons named in its notice;

(6)           a representation whether the Shareholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding shares required to elect the nominee and/or (b) otherwise to solicit proxies from Shareholders in support of such nomination;

(7)       any other information relating to such Shareholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for election of Trustees pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, whether or not the Shareholder submitting the notice intends to deliver a proxy statement or solicit proxies and whether or not an election contest is involved;

(ii)         the written and signed consent of the person or persons to be nominated to be named as nominees and to serve as Trustees if elected; and

(iii)        Such Shareholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (a) certifying that such Proposed Nominee is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Trust in connection with service or action as a Trustee that has not been disclosed to the Trust; and (b) attaching a completed Proposed Nominee questionnaire, which questionnaire shall be provided by the Trust, upon request, to the Shareholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a Trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, or would be required pursuant to the rules of any national securities exchange or over-the-counter market applicable to any Shares.

In addition, the Trustees may require any Proposed Nominee to complete a questionnaire the Board of Trustees deems appropriate, undergo a background check, or furnish such other information as they may reasonably require or deem necessary to determine the eligibility of such Proposed Nominee to serve as a Trustee.

Any Shareholder Notice required by this Section 10.6(c) in respect of a proposal to fix the number of Trustees shall also set forth a description of and the text of the proposal, which description and text shall state a fixed number of Trustees that otherwise complies with applicable law, these Bylaws and the Declaration of Trust.

If information submitted pursuant to this Section 10.6 by any Proposed Nominee or any Shareholder proposing a nominee for election as a Trustee shall be inaccurate or incomplete in any material respect, such information may be deemed by the Board of Trustees or the chairman of the meeting not to have been provided, and the nomination in respect of which such information is required by this section 10.6 may be deemed by the Board of Trustees or the chairman of the meeting not to have been made, in accordance with this 10.6. Any such Shareholder shall notify the Trust of any inaccuracy or incompleteness (within two business days of becoming aware of such inaccuracy or change) in any such information.

Unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the annual or special meeting of Shareholders of the Trust to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Trust. For purposes of this Section, to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing at the meeting of Shareholders.

Without limiting the foregoing, any Shareholder who gives a Shareholder Notice of any matter proposed to be brought before a Shareholder meeting (whether or not involving nominees for Trustees) shall deliver, as part of such Shareholder Notice:

(i)           the description of and text of the proposal to be presented;

(ii)         a brief written statement of the reasons why such Shareholder favors the proposal;

(iii)        such Shareholder’s name and address as they appear on the Trust’s books;

(iv)       any other information relating to the Shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to the matter(s) proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(v)          the class or series and number of all Shares of the Trust owned beneficially and of record by such Shareholder;

(vi)         any material interest of such Shareholder in the matter proposed (other than as a Shareholder);

(vii)        a representation that the Shareholder intends to appear in person or by proxy at the Shareholder meeting to act on the matter(s) proposed; and

(viii)      in the case of a Beneficial Owner, evidence establishing such Beneficial Owner’s indirect ownership of, and entitlement to vote, Shares at the meeting of Shareholders. As used in this Section 10.6, Shares “beneficially owned” shall mean all Shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

(d)      For any matter to be properly before any special meeting, the matter must be specified in the notice of meeting given by or at the direction of a majority of the Trustees and a majority of the Continuing Trustees pursuant to Section 10.2 of these Bylaws. In the event the Trust calls a special meeting for the purpose of electing one or more Trustees, any Shareholder may nominate a person or persons (as the case may be) for election to such positions as specified in the Trust’s notice of meeting if and only if the Shareholder provides a notice containing the information required in the Shareholder Notice to the Secretary required with respect to annual meetings by Section 10.6(c) hereof, and such notice is delivered to or mailed and received at the principal executive office of the Trust not later than the close of business on the tenth (10th) day following the day on which the date of the special meeting and of the nominees proposed by the Trustees to be elected at such meeting are publicly announced or disclosed.

(e)       For purposes of this Section 10.6, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed by the Trust with the Securities and Exchange Commission, or in a Web site accessible to the public maintained by the Trust or by its investment adviser or an affiliate of such investment adviser with respect to the Trust.

(f)      In no event shall an adjournment or postponement (or a public announcement thereof) of a meeting of Shareholders commence a new time period (or extend any time period) for the giving of notice as provided in this Section 10.6.

(g)      The person presiding at any meeting of Shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to (i) determine whether a nomination or proposal of other matters to be brought before a meeting and notice thereof have been duly made and given in the manner provided in this Section 10.6 and elsewhere in these Bylaws and the Declaration of Trust and (ii) if not so made or given, to direct and declare at the meeting that such nomination and/or such other matters shall be disregarded and shall not be considered. Any determination by the person presiding shall be binding on all parties absent manifest error.

(h)       Notwithstanding anything to the contrary in this Section 10.6 or otherwise in these Bylaws, unless required by federal law, no matter shall be considered at or brought before any annual or special meeting unless such matter has been approved for these purposes by a majority of the Continuing Trustees and, in particular, no Beneficial Owner shall have any rights as a Shareholder except as may be required by federal law. Furthermore, nothing in this Section 10.6 shall be construed as creating any implication or presumption as to the requirements of federal law.

ARTICLE 11

AMENDMENT TO THE BYLAWS

11.1.   General. Except to the extent that the Declaration of Trust or applicable law requires a vote or consent of Shareholders or a higher vote or consent by the Trustees and/or the Continuing Trustees, these Bylaws may be amended, changed, altered or repealed, in whole or part, only by resolution of a majority of the Trustees and a majority of the Continuing Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such Trustees and Continuing Trustees.

ARTICLE 12

CHOICE OF LAW

12.1.   Choice of Law. The laws of The Commonwealth of Massachusetts shall govern the validity, interpretation, construction and effect of these By-Laws and the operations of the Trust, and, absent a provision to the contrary therein, any contract with the Trust.

ARTICLE 13

ADJUDICATION OF DISPUTES

13.1.   Forum for Adjudication of Disputes. Unless the Trust consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim of breach of a fiduciary duty owed by any trustee, officer or other employee of the Trust to the Trust or the Trust’s shareholders, (iii) any action arising under or to interpret, apply, enforce or determine the validity of the Declaration of Trust or these by-laws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the state or federal courts sitting within the City of Boston sitting in The Commonwealth of Massachusetts (each, a “Covered Action”). Any person purchasing or otherwise acquiring or holding any interest in shares of beneficial interest of the Trust shall be (i) deemed to have notice of and consented to the provisions of this Section 13.1, and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 13.1.

ARTICLE 14

CLAIMS

14.1.  Claims. As used herein, a “direct” shareholder claim shall refer to (i) a claim based upon alleged violations of a shareholder’s individual rights independent of any harm to the Trust, including a shareholder’s voting rights under Article 13.1, rights to receive a dividend payment as may be declared from time to time, rights to inspect books and records, or other similar rights personal to the shareholder and independent of any harm to the Trust; and (ii) a claim for which a direct shareholder action is expressly provided under the U.S. federal securities laws. Any other claim asserted by a shareholder, including without limitation any claims purporting to be brought on behalf of the Trust or involving any alleged harm to the Trust, shall be considered a “derivative” claim as used herein.

(a)      Derivative Claims. No shareholder shall have the right to bring or maintain any court action or other proceeding asserting a derivative claim or any claim asserted on behalf of the Trust or involving any alleged harm to the Trust without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the shareholder makes a specific showing that irreparable nonmonetary injury to the Trust would otherwise result. Such demand shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the shareholder to support the allegations made in the demand. The Trustees shall consider such demand within 90 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of shareholders of the Trust, as appropriate. Any decision by the Trustees to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of shareholders, shall be binding upon the shareholders.

(b)      Direct Claims. No shareholder shall have the right to bring or maintain a court action or other proceeding asserting a direct claim against the Trust, the Trustees or officers predicated upon an express or implied right of action under the Declaration or U.S. federal securities laws (excepting direct shareholder actions expressly provided by U.S. federal securities laws), unless the shareholder has obtained authorization from the Trustees to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees. A request for authorization shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the shareholder to support the allegations made in the request. The Trustees shall consider such request within 90 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of shareholders of the Trust. Any decision by the Trustees to settle or to authorize (or not to settle or to authorize) such court action, proceeding or claim, or to submit the matter to a vote of shareholders, shall be binding upon the shareholder seeking authorization.